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                                                                     EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in the registration statements of New Plan Excel Realty Trust, Inc. on Form S-3 (File Nos. 333-01569, 333-13943, 333-20005, 333-24615, 333-64203, 333-65211, 333-67511 and
333-87905) and Form S-8 (File Nos. 333-02329, 333-13481, 333-65223, 333-65193,
333-65221 and 333-85549) of our report dated February 17, 2000, on our audits of the consolidated financial statements and financial statement schedules of New Plan Excel Realty Trust, Inc. as of December 31, 1999 and 1998, and July 31, 1998 and for the year ended December 31, 1999, the five months ended December 31, 1998 and for each of the two years in the period ended July 31, 1998, which report is included in this Annual Report on Form 10-K.

                                      /s/  PricewaterhouseCoopers LLP

New York, New York
March 21, 2000